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                                                                    EXHIBIT 10.4

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED PURSUANT TO RULE 406

                                  REPUBLIC JET
                                SERVICE AGREEMENT

                                     BETWEEN

                                 US AIRWAYS, INC

                                       AND

                              REPUBLIC AIRLINE INC

                                   DATED AS OF
                                DECEMBER 18, 2002

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933. THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                                TABLE OF CONTENTS

TABLE OF CONTENTS                                                                                 1
REPUBLIC JET SERVICE AGREEMENT                                                                    2
ARTICLE 1       COMPLIANCE WITH REGULATIONS                                                       3
ARTICLE 2       AIR TRANSPORTATION SERVICES TO BE PROVIDED BY REPUBLIC                            4
Section 2.1     Schedule requirements                                                             4
Section 2.2     Scheduling parameters                                                             5
Section 2.3     Technical operations                                                              5
Section 2.4     Regulations                                                                       6
Section 2.5     Operating Procedures                                                              6
Section 2.6     Aircraft Registration                                                             6
Section 2.7     Republic Responsibilities                                                         6
Section 2.8     Substitute Aircraft                                                               6
Section 2.9     Spare Aircraft                                                                    7
Section 2.10    Intentionally Left Blank                                                          7
Section 2.11    Aircraft Type Substitution                                                        7
Section 2.12    Jets for Jobs                                                                     8
ARTICLE 3       OPERATION UNDER THE "US AIRWAYS EXPRESS" NAME                                     8
Section 3.1     Service Trademarks                                                                8
Section 3.2     Signage                                                                           9
ARTICLE 4       US AIRWAYS' SUPPORT SERVICES AND FACILITIES                                       9
Section 4.1     US Airways Services                                                               9
Section 4.2     Reservations                                                                      9
Section 4.3     Station Facilities and Ground Support Service                                    10
Section 4.4     Cargo, Company Materials ("CoMat") and Mail Handling Services                    11
Section 4.5     Terms of Transportation, Sales and Promotion                                     12
ARTICLE 5       PURCHASE OF AVAILABLE SEAT MILES ("ASMs")                                        13
Section 5.1     Pricing Model                                                                    13
Section 5.2     Republic Costs and Pass Through Costs                                            13
Section 5.3     Left intentionally blank                                                         13
Section 5.4     Base Compensation Rate                                                           14
Section 5.5     Profit                                                                           14
Section 5.6     Intentionally Left Blank                                                         15
Section 5.7     Intentionally Left Blank                                                         16
Section 5.8     Payments                                                                         16
Section 5.9     True-Up Invoices                                                                 16
Section 5.10    Audit and Inspection Rights                                                      16
ARTICLE 6       LIABILITY, INDEMNIFICATION AND INSURANCE                                         16
Section 6.1     Republic is an Independent Contractor                                            17
Section 6.2     Liability and Indemnification                                                    18
Section 6.3     Insurance Coverage                                                               19
Section 6.4     Cargo Liability Insurance                                                        23
ARTICLE 7       TERM AND TERMINATION                                                             23
Section 7.1     Effective Date and Term                                                          23
Section 7.2     Regulatory Changes                                                               26
Section 7.3     Termination by US Airways                                                        27
Section 7.4     Termination by Republic                                                          28
Section 7.5     Return of Property                                                               29

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
ARTICLE 8       PERFORMANCE ADJUSTMENTS                                                          29
Section 8.1     Weather Adjustment                                                               29
Section 8.2     Other Performance Adjustments                                                    30
ARTICLE 9       SERVICE MARK LICENSE FOR SERVICES PROVIDED PURSUANT TO THIS AGREEMENT            32
Section 9.1     Grant of License                                                                 33
Section 9.2     Terms and Conditions Governing Trademark License                                 33
ARTICLE 10      FORCE MAJEURE                                                                    34
Section 10.1    Force Majeure                                                                    34
Section 10.2    Resumption of Service                                                            35
ARTICLE 11      NOTICES                                                                          35
ARTICLE 12      Intentionally Deleted                                                            36
ARTICLE 13      MISCELLANEOUS                                                                    36
Section 13.1    Entire Agreement                                                                 36
Section 13.2    Headings                                                                         36
Section 13.3    Severability                                                                     36
Section 13.4    Waiver                                                                           37
Section 13.5    Assignability                                                                    37
Section 13.6    Governing Law                                                                    37
Section 13.7    No Franchise                                                                     38
Section 13.8    Additional US Airways Rights                                                     38
Section 13.9    Republic Stock Options                                                           38
ARTICLE 14      CONFIDENTIALITY                                                                  39
Section 14.1    Confidentiality of Agreement                                                     39
Section 14.2    Confidential Information                                                         40
Section 14.3    Exclusions from Confidential Information                                         41
Section 14.4    Information Shared with US Airways Group, Inc.                                   42
Section 14.5    Information Shared with RJET                                                     42
Section 14.6    Return of Documents                                                              42
Section 14.7    Remedies                                                                         43
ARTICLE 15      DISPUTE RESOLUTION                                                               43
Section 15.1    Certain Disputes                                                                 43
Section 15.2    Dispute Resolution Proceedings                                                   44
Exhibit 2.1     IMPLEMENTATION SCHEDULE OF AIRCRAFT DEPLOYMENT                                   46
Exhibit 2.1(a)  SCHEDULE REQUIREMENTS                                                            47
Exhibit 2.8     DIVISION OF RESPONSIBILITIES                                                     50
Exhibit 5.1     PRICING MODEL                                                                    51

                                       II
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                         REPUBLIC JET SERVICE AGREEMENT

This Agreement is made and entered as of this 18th day of December, 2002, by and between US Airways, Inc. (herein referred to as "US Airways"), a Delaware corporation having its principal place of business at 2345 Crystal Drive, Arlington, Virginia 22227, and Republic Airline Inc. (herein referred to as "Republic"), a subsidiary of Republic Airways Holdings, Inc. ("RJET"), a Delaware corporation, having a principal place of business at 2500 S. High School Road, Indianapolis, Indiana 46251.

WITNESSETH:

WHEREAS, US Airways holds a certificate of public convenience and necessity issued by the Department of Transportation ("DOT") authorizing US Airways to engage in the interstate and overseas air transportation of persons, property and mail between all points in the United States, its territories and possessions;

WHEREAS, Republic is seeking certification to allow it to engage in the interstate air transportation of persons, property and mail in the United States pursuant to an exemption under 14 C.F.R Part 298;

WHEREAS, US Airways owns various trademarks, service marks and logos, including "US Airways," "US Airways Express," and distinctive exterior color decor and patterns on its aircraft, hereinafter referred to individually and collectively as the "US Airways Servicemarks";

WHEREAS, Republic desires to operate regional jets under the name "US Airways Express" in the provision of its air transportation services as provided in this Agreement and wishes to acquire a nonexclusive license for use of one or more of US Airways' Servicemarks for use in connection with Republic's operation of such services;

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WHEREAS, US Airways desires to contract for the operation of such regional jets as scheduled air transportation services by Republic and does hereby grant Republic the use of one or more of US Airways' Servicemarks in connection with Republic's operation of such services; and

WHEREAS, both parties desire that Republic be compensated by US Airways for operating such regional jets as air transportation services and that US Airways assume certain of the business obligations associated with the marketing and sale of such transportation services to the traveling public, in each case as more particularly described herein;

NOW THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the parties to this Agreement hereby agree as follows:

ARTICLE 1      COMPLIANCE WITH REGULATIONS

Republic hereby represents, warrants and agrees that all air transportation services performed by it pursuant to this Agreement or otherwise shall be conducted in full compliance with any and all applicable statutes, orders, rules, and regulations, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over Republic's operations, including, but not limited to the Federal Aviation Administration, the Transportation Security Administration (the "TSA") and the DOT (for purposes of this Agreement, any applicable regulatory authority, whether domestically or internationally, shall be referred to as the "Regulatory Authority"). Republic hereby accepts the sole and exclusive responsibility for complying with such governmental statutes, orders, rules, and regulations in connection with the services to be provided by Republic hereunder, and the parties agree that US Airways will have no obligations or responsibilities, whether direct or indirect, with respect to such matters, except for sharing the costs associated therewith as and to the extent provided herein, and for the fulfillment of its responsibilities for emergency family assistance services as defined in the US Airways and Republic Family Assistance Agreement.

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ARTICLE 2      AIR TRANSPORTATION SERVICES TO BE PROVIDED BY REPUBLIC

SECTION 2.1    SCHEDULE REQUIREMENTS

At all times during the term of this Agreement and any amendment or extension thereof, Republic will schedule and operate, in accordance with the terms and conditions hereof, US Airways Express air transportation service between various U.S. domestic city-pairs and between various U.S.-Canadian city-pairs selected in accordance with the immediately succeeding sentence (hereinafter referred to as the "Service") using twenty-three (23) EMB-145LR fifty (50) seat jet aircraft, configured with cold galley, LAV, and 3 crew personnel, such mechanical configuration as shall be agreed to by the parties, bearing the US Airways Express livery, and which have an engine performance rating at least as high as the rating provided by the Rolls Royce engine with an AIP rating. Republic represents that all aircraft shall be configured with the AIP performance rating, subject to FAA certification. The Service provided by such EMB-145LR aircraft, or such other aircraft as may be substituted thereto pursuant to the terms of Section 2.11 of the Agreement, or otherwise as may be mutually agreed by the parties to this Agreement (hereinafter referred to as the "Aircraft"), shall be based on the implementation schedule set forth in Exhibit 2.1, attached hereto and made a part hereof. To the extent that the parties agree to substitute other types of aircraft to provide the Service, the parties hereby agree that the costs of operation of such aircraft shall be appropriately adjusted and the pricing model contained in
Exhibit 5.1 of this Agreement shall be amended in a manner consistent with the principles used to reflect the costs of EMB-145LR aircraft herein for such aircraft-specific items as pilot crew costs, landing fees, aircraft ownership, maintenance, fuel, insurance, property taxes and the like; provided, however, that the payment of "Profit" to Republic pursuant to
Section 5.5 of this Agreement shall not be modified as a result of such substitution. The city-pairs from which the Service is to be provided by Republic pursuant to this Agreement will be selected by US Airways, in its sole discretion, subject only to operational and safety requirements, minimum and maximum schedule requirements, and the other parameters set forth in
Exhibit 2.1(a). US Airways may, on [ * ] days advance written notice to Republic, designate changes in the

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following: city-pairs served, aircraft routings or flight frequencies, provided that the new city-pairs, aircraft routings, and flight frequencies continue to satisfy the parameters set forth in Exhibit 2.1(a).

SECTION 2.2    SCHEDULING PARAMETERS

US Airways shall control and direct the scheduled use of the Aircraft. US Airways agrees to take into consideration Republic's operational requirements for RON maintenance and crew productivity and legality. The pricing model attached as Exhibit 5.1 will be based on a minimum Block Hour utilization of [ * ] per day per Aircraft in revenue service and a maximum Block Hour utilization of [ * ] per day per Aircraft in revenue service. The baseline Block Hour utilization will be assumed to be an average of [ * ] per day per Aircraft. The parties to this Agreement will determine mutually acceptable locations for maintenance and crew domiciles as provided in Exhibit 2.1(a).

SECTION 2.3    TECHNICAL OPERATIONS

During the term of this Agreement, Republic will be responsible for the technical operation of the Aircraft and the safe performance of the flights in accordance with all applicable laws and regulations (such laws and regulations of any jurisdiction and/or agency having authority, the "Regulations"). Republic shall retain full authority, operational control and possession of the Aircraft to enable it to do so. In particular, Republic or its agents or employees will, for the purpose of the safe performance of such flights, have absolute discretion in all matters concerning the preparation of the Aircraft for flight, the flight, the load carried and its distribution in so far as such matters affect the safety of the Aircraft, the decision whether or not such flight shall be undertaken, and all other matters relating to the technical operation of the Aircraft. Republic will be solely responsible for, and US Airways will have no obligations or duties with respect to the dispatch of Republic's flights operated pursuant to this Agreement or otherwise. For the purpose of this Section 2.3, the term flight dispatch will include, but will not be limited to, all planning of flight itineraries and flight paths, fueling and flight release.

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SECTION 2.4    REGULATIONS

The operation of the Aircraft shall be carried out in accordance with the Regulations and the approved standards and practices of Republic thereunder.

SECTION 2.5    OPERATING PROCEDURES

Republic will furnish to US Airways a copy of relevant operating specifications, operational regulations, manuals and calculations in respect of the Aircraft and will also furnish to US Airways a copy of all flight statistics in respect of the flights operated within ten (10) days after the end of each calendar month during the term of this Agreement. Further US Airways agrees to facilitate any changes required to US Airways or US Airways Express manuals, operating procedures, or tariffs that may need to be revised to support the Republic operation.

SECTION 2.6    AIRCRAFT REGISTRATION

During the term of this Agreement, the Aircraft will remain registered in the United States of America in accordance with the Regulations.

SECTION 2.7    REPUBLIC RESPONSIBILITIES

Republic will be responsible for providing, at its own cost, in connection with the services to be provided by Republic under this Agreement, all services and materials identified under the heading "To Republic" in Exhibit 2.8, attached hereto and made a part hereof (collectively, the "Republic Services").

SECTION 2.8    SUBSTITUTE AIRCRAFT

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In addition to the Aircraft described in Section 2.1, Republic may in its discretion arrange for, and may have substitute regional jet aircraft in US Airways Express or neutral livery or another regional jet aircraft, provided that in the case of another type of regional jet aircraft, US Airways' prior approval shall be required and provided that such approval shall not be unreasonably withheld or delayed, as may be required to maintain effectively the seat miles which US Airways will purchase under this Agreement, during periods when Republic's primary aircraft may be out of service due to unforeseen and irregular maintenance requirements. Republic will be paid for the ASMs flown by such substituted aircraft in the same manner that it is paid for ASMs flown by the Aircraft. In the event no regional jet aircraft is available to Republic for use as a substitute aircraft, Republic may substitute a SAAB 340-A cabin class aircraft in US Airways Express livery. In such event, Republic will be paid as follows: [ * ] completed by such substitute aircraft. For all other amounts payable by US Airways for Republic Services involving non-regional jet substitute aircraft, Republic will be compensated in accordance with specific rates mutually agreed upon between Republic and US Airways. If a substitute aircraft is to be utilized for more than a two (2) day period, Republic and US Airways will mutually agree upon the route that will be covered by the substitute aircraft.

SECTION 2.9    SPARE AIRCRAFT

Aircraft No. [ * ] will be a "Spare Aircraft". For the purposes of calculating the payment to Republic as described in Section 5 of this Agreement, the Spare Aircraft will not be included as an Aircraft in service, but has certain associated fixed costs as detailed in the pricing model set forth in Exhibit 5.1 to this Agreement. For the purposes of calculating the schedule requirements as described in Exhibit 2.1(a) of the Agreement, the Spare Aircraft will not be included.

SECTION 2.10   INTENTIONALLY LEFT BLANK.

SECTION 2.11   AIRCRAFT TYPE SUBSTITUTION

Republic agrees that US Airways may, at its sole option, provide written notice to Republic not less than 9 months before the scheduled delivery date for an Aircraft to elect to receive an ERJ-

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135 37-seat regional jet aircraft instead of an ERJ -145 50-seat regional jet aircraft, subject to availability of such aircraft for delivery, the availability of financing for such aircraft and subject to appropriate cost adjustments as described in Section 2.1 above.

SECTION 2.12   JETS FOR JOBS

Republic will comply with the applicable provisions of the "Jets for Jobs" protocol as ratified by US Airways ALPA on August 8, 2002 and amended December 13, 2002, with respect to the services to be provided under this Agreement. All additional costs associated with such compliance (i.e., excluding normal pilot costs that would otherwise be paid as Republic Costs in the absence of requirements associated with "Jets for Jobs") will be treated as Pass Through Costs under Section 5.2 hereof.

ARTICLE 3      OPERATION UNDER THE "US AIRWAYS EXPRESS" NAME

SECTION 3.1    SERVICE TRADEMARKS

The Aircraft utilized by Republic pursuant to this Agreement will bear US Airways Servicemarks, presently consisting of the red, white, gray and blue aircraft exterior color decor and pattern provided by US Airways and the name "US Airways Express." At any time during the term of this Agreement, and at the sole discretion of US Airways, Republic shall use such new or different servicemarks and exterior color decor and patterns on its Aircraft as US Airways may determine. Interior color schemes must also be approved by US Airways. Upon written notice from US Airways, which will include the specifications for any such changes in servicemarks and/or exterior aircraft decor and patterns, Republic will effect such changes as promptly as is reasonably practicable. Republic will not be required to implement changes in the exterior color decor and pattern more than once in any consecutive three-year period. Any out-of-pocket expenses to repaint or to redecorate the Aircraft or reconfigure or redecorate the

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interior of the Aircraft as a result of changes required by US Airways, other than routine maintenance, shall be paid for by US Airways.

SECTION 3.2    SIGNAGE

In addition to use of the US Airways Servicemarks on the Aircraft, Republic will use and display suitable signs on the interior and exterior of the Aircraft identifying Republic as the operator of the services being provided pursuant to this Agreement. The location of the signs will be subject to the prior written approval, such approval not to be unreasonably withheld or delayed, of US Airways as to nature, size and location on Republic's Aircraft provided that the signs will satisfy the FAA Regulations.

ARTICLE 4      US AIRWAYS' SUPPORT SERVICES AND FACILITIES

SECTION 4.1    US AIRWAYS SERVICES

US Airways and/or third party providers, at the discretion of US Airways, will provide at US Airways' cost and expense, marketing, reservations, ground support services, station facilities, and cargo and mail handling services, to the extent and in the manner set forth in the subsequent sections of this
Article 4 (collectively, and together with the responsibilities of US Airways under Exhibit 2.8 hereof, the "US Airways Services"). Such services and facilities will be furnished only with respect to Republic's Services offered under this Agreement.

SECTION 4.2    RESERVATIONS

(a) All reservations will be requested and confirmed for passengers traveling on the Aircraft operated by Republic under this Agreement through US Airways' internal reservations services. Connecting reservations to US Airways or to other air carriers will be requested and confirmed

                                        9
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through US Airways' internal reservations system in accordance with currently established methods and procedures utilized by US Airways for its passengers. For passengers originating their travel at points other than those served by Republic under this Agreement, either on US Airways' internal reservations system or on the reservations systems of other airlines, connecting reservations to the services of Republic will also be made in accordance with currently established methods and procedures utilized by US Airways for its passengers. In all cases, US Airways will confirm the reservations of passengers traveling on Aircraft operated by Republic in the Service through the entire itinerary of their scheduled trips. When a contact number is supplied by the passengers making such reservations, US Airways will assume the responsibility of notifying passengers of any changes in Republic's schedules or operations, provided that Republic furnishes US Airways with sufficient advance notice of such changes.

(b) In the event of flight delays, cancellations or other schedule irregularities affecting Republic's scheduled services, and as soon as information concerning such irregularities is available, Republic will notify US Airways' reservations control center in a manner prescribed by US Airways and furnish such information in as much detail as is reasonably practicable. All schedule changes and passenger re-accommodations for passengers traveling on Aircraft operated by Republic in the Service will be performed in the same manner as they would for US Airways passengers.

(c) From time to time, and solely upon the request of Republic or its flight crews, US Airways may furnish Republic's flight crew with such U.S. weather bureau information or data as may be available to US Airways; provided, that in furnishing any such weather information or data to Republic, neither US Airways nor its employees or agents will be responsible or liable for the accuracy, or the accuracy of the transmission, thereof.

SECTION 4.3    STATION FACILITIES AND GROUND SUPPORT SERVICE

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US Airways and/or third party providers, at the discretion of US Airways, will provide, at US Airways' cost and expense, the following services at locations where Republic provides air transportation services pursuant to this Agreement:

     (a)  check-in and ticketing of passengers  [ * ] ;
     (b)  use of US Airways' passenger facilities  [ * ] ;
     (c)  [ * ] ;
     (d)  [ * ] ;
     (e)  [ * ] ;
     (f)  [ * ] ;
     (g)  [ * ] ;
     (h)  [ * ] ;
     (i)  [ * ] ;
     (j)  [ * ] ; and
     (k)  [ * ] .

SECTION 4.4    CARGO, COMPANY MATERIALS ("COMAT") AND MAIL HANDLING SERVICES

(a) US Airways' personnel and/or third party personnel, at the discretion of US Airways, will process appropriate tickets and/or bills of lading and US Airways airwaybills, accepted for transportation, and US Airways personnel and/or third party personnel will load on the regularly scheduled air transportation services operated by Republic under this Agreement, such cargo and U. S. mail as will be tendered to it by the United States Postal Service ("USPS") and by cargo customers, provided that no Hazardous Materials may be accepted and transported on Republic Aircraft, except as permitted by the Department of Transportation pursuant to regulations contained in 49 C.F.R. Parts 171 through 180. Republic acknowledges that, notwithstanding anything to the contrary contained herein, (i) it will obtain independent authority to carry animals and (ii) it will comply with such restrictions as US Airways may impose on the carriage of animals provided that such restrictions apply to at least one other of the carriers operating under a US Airways Servicemark and are not inconsistent with applicable requirements of a Regulatory Authority for the carriage of animals.

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(b) US Airways will observe and comply with all applicable regulations, instructions and procedures with respect to mail, CoMat and cargo packages.

(c) Subject to subpart (b) of Section 4.4, above, US Airways will process any Republic CoMat that Republic may desire to send on Republic Aircraft.

(d) Republic personnel will comply with US Airways' applicable instructions and procedures with respect to CoMat packages tendered to US Airways pursuant to this Agreement.

SECTION 4.5    TERMS OF TRANSPORTATION, SALES AND PROMOTION

(a) US Airways' Terms of Transportation, with certain exceptions listed therein, including procedures with respect to schedule change and passenger re-accommodation procedures, will be applicable to Republic Services provided pursuant to this Agreement. Such Terms of Transportation will at all times be available for public inspection at Republic's corporate offices and at each airport ticket counter and sales office maintained and operated by US Airways in connection with the Services provided under this Agreement.

(b) All tickets issued for air passenger transportation, and all bills of lading, US Airways airway bills and invoices issued for U. S. mail and cargo shipments, provided on the Republic Services offered under this Agreement, will bear the "US Airways" airline designator code.

(c) US Airways is responsible for all pricing, inventory management and associated support services for the Republic Services under this Agreement.

(d) US Airways will include the scheduled air services provided by Republic pursuant to Article 2 of this Agreement in its public timetables (including Republic's connecting schedules on the same basis as it does its own), if published. All references in US Airways' public timetables to Republic's US Airways Express services will also contain notations indicating that

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such scheduled services are performed by Republic as an independent contractor under the appropriate US Airways Servicemarks and will comply with all regulatory disclosure requirements.

ARTICLE 5      PURCHASE OF AVAILABLE SEAT MILES ("ASMs")

SECTION 5.1    PRICING MODEL

US Airways and Republic have developed a certain model, hereinafter referred to as "the Pricing Model" and set forth in Exhibit 5.1, which will be used to determine the compensation to be paid by US Airways for city-pairs flown by Republic pursuant to this Agreement.

SECTION 5.2    REPUBLIC COSTS AND PASS THROUGH COSTS

The Pricing Model, which will be used to compensate Republic, divides compensation into two categories, (1) "Republic Costs" and (2) "Pass Through Costs."

(a) Republic will be reimbursed for "Republic Costs" according to the rates set forth in Exhibit 5.1 based upon the following:

    (i) with respect to the Per Aircraft costs set forth therein, the number of Aircraft in Republic's fleet that have become subject to this Agreement and have been placed into active revenue service for US Airways Express operation under this Agreement, as well as certain costs associated with Spare Aircraft;

    (ii) with respect to the Per Block Hour costs set forth therein, the Block Hours for revenue flights actually flown by the Aircraft;

    (iii) with respect to the Per Flight Hour costs set forth therein, the number of revenue Flight Hours actually flown by the Aircraft;

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    (iv) with respect to the Per Departure costs set forth therein, the number of actual revenue departures; and

    (v) with respect to the Fixed Costs set forth therein, the amount of such fixed costs. After [ * ] of the implementation of Service with the [ * ] Aircraft under this Agreement, and every [ * ] thereafter, the parties will review in good faith the [ * ] . To the extent that the [ * ] is not on average, equal to [ * ] and such [ * ] is not attributable to [ * ] , the Per Block Hour Cost set forth in Exhibit 5.1 shall be adjusted to reflect the actual [ * ] and the resultant [ * ] required by Republic. Any disputes relating to an adjustment of the Per Block Hour Costs in Exhibit 5.1 shall be resolved in accordance with the dispute resolution procedure set forth in
    Article 15.

For purposes of this Agreement revenue flights and revenue service shall include any diverted flights.

(b) Each cost component will be adjusted annually at the beginning of each calendar year within the Term of this Agreement based upon the escalation factor set forth in Exhibit 5.1.

(c) Republic will be reimbursed for "Pass Through Costs" based upon the actual costs incurred by Republic, provided Republic furnishes US Airways with adequate supporting documentation therefor. The Pass Through Costs shall include fuel, landing fees, aircraft ownership costs, insurance and all other costs indicated as pass through costs on Exhibit 5.1 or agreed to by the parties.

SECTION 5.3    LEFT INTENTIONALLY BLANK

SECTION 5.4    BASE COMPENSATION RATE

(a) US Airways will pay to Republic on each of the 1st, 10th and 20th day of each calendar month 33 1/3 % of the amount based upon the Pricing Model's estimated figures, such amount being referred to as the Base Compensation Rate, provided that US Airways receives from Republic an invoice for each such payment no less than [ * ] days prior to the due date of such


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payment, provided that in the event US Airways does not receive an invoice on a timely basis, it shall pay Republic within [ * ] days after its receipt of an invoice.

(b) After the end of the month, US Airways will pay Republic an amount based upon the Pricing Model's figures using actual statistics and replacing the model's Pass Through Costs with actual amounts as discussed in Section 5.2 less the estimated amounts previously paid by US Airways per Section 5.4(a). If it is determined that US Airways' estimated payment is more than the amount calculated after the end of the month, Republic will be required to refund the overpayment amount promptly.

(c) INTENTIONALLY LEFT  BLANK.

(d) Notwithstanding the provisions set forth in this Article 5, in the event that Republic is unable to provide the Republic Services due to the grounding of the Aircraft as a result of a defect in the design or manufacture of the Aircraft or as a result of a strike by employees of Republic, US Airways shall only be responsible for payment of Republic's Fixed Costs and Per Aircraft costs as set forth in Exhibit 5.1 during such period for [ * ]. In the event that Republic is unable to provide the Republic Services as a result of Republic's failure to properly maintain the Aircraft, or to otherwise comply with Regulations associated with the maintenance and/or operation of the Aircraft, US Airways' payment obligation shall be fully suspended during such time period. In the event Republic is unable to provide the Republic Services as a result of any other reason, including without limitation, due to a US Airways strike, US Airways shall pay Republic its Fixed Costs and Per Aircraft Costs as set forth in Exhibit 5.1 plus its Profit (as defined in Section 5.5 below) for such period.

SECTION 5.5    PROFIT

The Pricing Model set forth in Exhibit 5.1 includes a "Profit" payment of [ * ] per Aircraft in revenue service per day (i.e., totaling [ * ] ) and such profit payments shall be included in the payments made pursuant to Section
5.4 hereof. The Profit for the Aircraft will be escalated [ * ] at the beginning of [ * ] , and thereafter, by [ * ] .

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SECTION 5.6    INTENTIONALLY LEFT BLANK

SECTION 5.7    INTENTIONALLY LEFT  BLANK

SECTION 5.8    PAYMENTS

All payments due under this Article will be paid directly to Republic, or US Airways, as the case may be, within ten (10) business days of the calculation of any payment that is due under this Agreement, except as provided in Section 5.4(a). In the event that any payment is due from one party to the other party, then the party entitled to such payment may deduct such amount from any amount payable to the other party.

SECTION 5.9    TRUE-UP INVOICES

The parties agree that all true-up invoices for any month shall be submitted no later than 120 days after the last day of such month.

SECTION 5.10   AUDIT AND INSPECTION RIGHTS

(a) Upon not less than ten (10) days' prior written notice, and not more than once each calendar year unless Republic is in default hereunder, authorized representatives of US Airways may audit, review and copy Republic's books, records, accounts and other documents relating to the Pass Through Costs and to any non-CPI based increase in the Republic Costs.

(b) Upon not less than five (5) days' prior written notice, authorized representatives of US Airways may review Republic's aircraft maintenance facilities and review and copy Republic's aircraft maintenance records with respect to the Aircraft, at reasonable times during Republic's normal business hours and in a manner that does not disrupt Republic's business or operations

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provided Republic is not in default hereunder. Republic shall make available to
US Airways' authorized representatives knowledgeable representatives of Republic to answer questions and otherwise assist in any such review and upon the conclusion of such review US Airways shall provide Republic with a written report of its material findings.

(c) All information provided to or observed by US Airways in connection with any audit, review or inspection under this Section 5.10 shall be treated an Confidential Information under Article 14.

ARTICLE 6      LIABILITY, INDEMNIFICATION AND INSURANCE

SECTION 6.1    REPUBLIC IS AN INDEPENDENT CONTRACTOR

(a) The employees, agents, and/or independent contractors of Republic engaged in performing any of the services Republic is to perform pursuant to this Agreement will be employees, agents, and independent contractors of Republic for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of US Airways. In its performance under this Agreement, Republic will act, for all purposes, as an independent contractor and not as an agent for US Airways. US Airways will have no supervisory power or control over any employees, agents or independent contractors engaged by Republic in connection with its performance hereunder, and all complaints or requested changes in procedures will, in all events, be transmitted by US Airways to a designated officer of Republic. Nothing contained in this Agreement is intended to limit or condition Republic's control over its operations or the conduct of its business as an air carrier, and Republic and its principals assume all risks of financial losses which may result from the operation of the air transportation services to be provided by Republic hereunder.

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(b) The employees, agents, and/or independent contractors of US Airways engaged in performing any of the services US Airways is to perform pursuant to this Agreement will be employees, agents, and/or independent contractors of US Airways for all purposes, and under no circumstance will they be deemed to be employees, agents, and/or independent contractors of Republic. Republic will have no supervision or control over any such US Airways employees, agents, and/or independent contractors and any complaint or requested change in procedure will be transmitted by Republic to US Airways' designated representative.

SECTION 6.2    LIABILITY AND INDEMNIFICATION

(a) Each party hereto assumes full responsibility for any and all liability to its own directors, officers, employees, or agents arising from injury, or death resulting from or sustained in the performance of its respective services under this Agreement.

(b) Republic will indemnify, defend, protect, save, and hold harmless US Airways, its directors, officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages, and losses (including the reasonable costs, fees, and expenses in connection therewith and incident thereto), brought against US Airways, its directors, officers, employees or agents to the extent caused by or arising out of any act or omission of Republic (collectively "Republic Claims") occurring during the term of this Agreement except for claims based on matters for which US Airways is responsible under the terms of this Agreement or claims arising solely from the gross negligence or willful misconduct of US Airways. US Airways will give Republic prompt and timely written notice of any claim made or suit instituted against US Airways which in any way results in indemnification hereunder, and Republic will have the right to compromise or participate in the defense of same to the extent of its own interest, including the selection of counsel to represent its interest in the matter.

(c) Each party, with respect to its own employees, accepts full and exclusive liability for the payment of worker's compensation and/or employer's liability insurance premiums with respect

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to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

(d) US Airways will indemnify, defend, protect, save, and hold harmless Republic, its directors, officers, employees, and agents from and against any and all reasonable liabilities, claims, demands, suits, judgments, damages, and losses (including all reasonable costs, fees and expenses in connection therewith or incident thereto), brought against Republic, its directors, officers, employees or agents to the extent caused by or arising out of any act or omission of US Airways (collectively "US Airways Claims") occurring during the term of this Agreement except for claims based on matters for which Republic is responsible under the terms of this Agreement or claims arising solely from the gross negligence or willful misconduct of Republic. Republic will give US Airways prompt and timely notice of any claim made or suit instituted against Republic which in any way results in indemnification hereunder, and US Airways will have the right to compromise or participate in the defense of same to the extent of its own interest, including the selection of counsel to represent its interest in the matter.

SECTION 6.3    INSURANCE COVERAGE

(a) Republic will, at all times during the effectiveness of this Agreement, have and maintain in full force and effect, policies of insurance satisfactory to US Airways, of the types of coverage, and in the minimum amounts stated below with companies reasonably satisfactory to US Airways and under terms and conditions reasonably satisfactory to US Airways, including coverage on all Aircraft from which Republic Services are to be provided pursuant to this Agreement. Unless otherwise specified, the minimum amounts of insurance coverage required

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under this paragraph will be $500,000,000 per occurrence, combined single limit for all coverage required under this paragraph.

TYPE OF INSURANCE COVERAGE              MINIMUM AMOUNT OF INSURANCE COVERAGE
                                              (U.S. CURRENCY-PER OCCURRENCE)

1.  Comprehensive Airline Liability
    Insurance (including Premises
    Liability Products and Completed Operations
    Liability Insurance
    a. Bodily Injury -  Passengers
       and Non-Passengers                            [ * ]  Each Occurrence
    b. Personal Injury- Passengers                   [ * ]  Each Occurrence
    c. Personal Injury - Non-Passengers              [ * ]  Each Occurrence
    d. Property Damage                               [ * ]  Each Occurrence

2.  Worker's Compensation Insurance                  Statutory
    (Republic's Employees)
3.  Employer's Liability                             [ * ]
    (Republic's Employees)
4.  "All Risk Hull and Aviation Hull War and         [ * ] or such
    Associated Perils (or equivalent) insurance on   lesser amount as may be
    Aircraft performing                              consented to by US Airways
    Republic Services hereunder

(b) The parties hereby agree that from time to time during the life of this Agreement, US Airways may require Republic to have and maintain amounts different from those set forth in paragraph (a) above, should the circumstances and conditions of Republic's operations under this Agreement be deemed in US Airways' reasonable judgment, to require reasonable increases in any or all of the foregoing minimum insurance coverage.

(c) Republic agrees, in addition, that all policies of insurance which it maintains pursuant to this Agreement, will:


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    (i)   provide that any waiver of rights of subrogation against other parties by Republic will not affect the coverage provided hereunder with respect to US Airways;
    (ii) with respect to the Services performed by the parties pursuant to this Agreement, provide that Republic's underwriters will waive any and all subrogation rights against US Airways, its directors, officers, agents and employees, except for claims based solely upon the gross negligence or willful misconduct of US Airways or any such person; and
    (iii) be duly and properly endorsed to provide that each such policy or policies or any part or parts thereof will not be canceled, terminated, or materially altered, changed or amended by Republic's insurance underwriters, until after thirty (30) days' (seven (7) days or such lesser period as may from time to time be applicable in the case of any war and allied/associated hull coverage) written notice to US Airways which thirty (30) days written notice will commence to run from the date such notice is mailed via reputable overnight carrier to the attention of US Airways.

(d) With respect to policies of insurance described in subsection numbered 1 of
Section 6.3(a) of this Agreement, Republic will provide that such policies:

    (i) endorse US Airways, its directors, officers, agents, and employees as Additional Insureds thereunder;
    (ii) constitute primary insurance for such claims and acknowledge that any other insurance policy or policies of US Airways will be secondary or excess insurance;
    (iii) cover US Airways' costs of defending against such insured claims to the extent that such a defense is not otherwise provided to US Airways; and
    (iv) provide cross-liability and severability of interest clauses acceptable to US Airways, and a specific contractual liability insurance provision covering liability assumed by Republic under this Agreement.

(e) With respect to policies of insurance for coverage described in subsections 1 and 4 of Section 6.3(a) of this Agreement, a breach of warranty clause reasonably acceptable to US Airways must be provided by Republic's insurers.

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(f) All aircraft hull insurance provided pursuant to subsection 4 of Section
6.3(a) of this Agreement will be provided on an agreed value basis, and, except with the consent of US Airways, will not be subject to more than the standard market deductibles, as certified by a recognized broker in the event of loss, settled on the basis of a total loss, all losses will be payable in full.

(g) In the event that any of Republic's insurance policies under this Agreement are obtained directly from foreign underwriters, US Airways must be allowed to maintain against such foreign underwriters, a direct action in the United States upon said insurance policies and to provide for service of process to an attorney located within the United States, who maintains an office in Washington, D. C., or New York, New York.

(h) Upon the effective date of this Agreement, and from time to time thereafter upon request by US Airways, Republic will furnish to US Airways certificates of insurance satisfactory to US Airways of the aforesaid insurance coverage, limits and endorsements. In addition to the certificates of insurance, Republic's insurance broker will provide their written opinion that the policy or policies of insurance carried by Republic are in full compliance with all of the insurance requirements set forth herein and are in full force and effect. Initially, this evidence will be provided by certified copies of the policies required hereunder. In the event of a change of broker by Republic, such certificates will be supplied to US Airways from broker reasonably satisfactory to US Airways.

    (i) In the event Republic fails to maintain in full force and effect any of the insurance and endorsements described in this Section 6.3, US Airways will have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance will be payable by Republic to US Airways upon demand by US Airways. The procurement of such insurance or any part thereof by US Airways does not discharge or excuse Republic's obligation to comply with the provisions of this Section. Republic agrees not to cancel, terminate or materially alter, change or amend any of the policies referred to in this Section until after providing thirty (30) days' advance written notice to US Airways, of its intent to so cancel, terminate or

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

          materially alter, change or amend said policies or insurance, which thirty (30) day notice period will commence to run from the date notice is mailed via reputable overnight carrier to the attention of US Airways.

SECTION 6.4    CARGO LIABILITY INSURANCE

US Airways will maintain cargo liability insurance coverage, in types and amounts required by law, for all air freight transported by Republic under a US Airways airway bill on flights operated pursuant to the Services provided by Republic under this Agreement.

ARTICLE 7      TERM AND TERMINATION

SECTION 7.1    EFFECTIVE DATE AND TERM

(a) This Agreement shall become effective upon the date of the entry (the "Effective Date") of a final order (the "Order") of the bankruptcy court in a case under the Bankruptcy Code in which US Airways is a debtor (the "Case") (i) approving the terms of such Agreement and authorizing and directing US Airways to enter into and be bound by such Agreement; (ii) authorizing and directing US Airways to assume under Section 365 of the Bankruptcy Code (A) the Chautauqua Jet Service Agreement dated as of March 19, 1999 as amended (the "CAI Agreement") with Chautauqua Airlines, Inc. ("CAI"), and (B) the Service Agreement between US Airways and Shuttle Acquisition LLC dated as of October 4, 2001 and assigned by Shuttle Acquisition LLC to Shuttle America Corporation (the "Shuttle Agreement"), and (iii) approving the terms of Amendment Four to the CAI Agreement and authorizing and directing US Airways to enter into and be bound by such amendment. In the event the Order is not entered on or before February 3, 2003 (subject to extension by Republic in its sole discretion), this Amendment shall be null and void and of no force or effect.

(b) The Order shall also provide that, except as provided herein, US Airways' obligations under this Agreement shall be post-petition, administrative obligations of US Airways under

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Section 503 of the Bankruptcy Code. Notwithstanding the foregoing, in the event that (i) US Airways fails to confirm a chapter 11 plan of reorganization in the Case (a "Plan") under which US Airways will operate (either directly, through subsidiaries or through code share partners) regional jet aircraft, or (ii) the Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code and as a result thereof, US Airways suspends or terminates flight operations, or
(iii) if, prior to, or upon or in connection with the consummation of a Plan, US Airways consummates a sale or sales of a material portion of its assets (whether pursuant to a plan of reorganization or otherwise) and such sale or sales causes the number of jets in US Airways' mainline fleet to fall below the threshold of 233 jets (whether through the assumption and assignment of leases, the sale of jets subject to mortgages, the rejection of leases or the abandonment of jets, in each case, previously used in connection with sold assets) and US Airways cases to offer (either directly, through subsidiaries or through code share partners) any regional jet services (any such event, a "Termination Event"), US Airways may terminate this Agreement by providing 10 business days prior written notice to Republic of such termination. In such event, US Airways shall be deemed to have breached the Agreement as of the effective date of such termination (the "Breach Date") and Republic shall be entitled to an allowed administrative claim in respect of (iii) one-half the amount of all start up costs incurred in organizing and seeking FAA and/or DOT certification with respect to Republic, such one-half not to exceed $1,000,000 and, (iv) all other costs incurred through the Breach Date in organizing and starting up Republic and preparing for Republic's performance under this Agreement, as set forth on
Schedule 7.1(b) hereto. In each case the amount of the respective claim shall be determined in accordance with the claims administration process set forth by the court in the Case or under applicable law, including the right of parties in interest to object to the amount (but only the amount) of the claim.

(c) Republic shall have no obligation to make firm commitments for the acquisition of the Aircraft or to place any Aircraft into service under this Agreement until (i) the Order has been entered and (ii) the parties have entered into an agreement providing for the financing of the aircraft under Section
13.10 hereof and such agreement has been approved pursuant to a subsequent final order of the bankruptcy court in the Case (the "Subsequent Order"). The Subsequent Order shall provide that all at risk deposits, progress payments and other amounts

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

required to be paid by Republic, and all costs or expenses required to be incurred by Republic in connection with the acquisition of such Aircraft which have been approved in writing in advance by US Airways shall be treated as allowed administrative expenses in the Case in the event of the occurrence of a Termination Event. If the parties do not enter into such agreement, or if the Subsequent Order is not entered, Republic shall have no obligation to make firm commitments for the acquisition of the Aircraft or to commit to costs or expenses in connection with the acquisition of the Aircraft or to place any Aircraft into service under this Agreement.

(d) Republic shall have no obligation to accept the delivery of any Aircraft or to commence flight operations under this Agreement until such time as the Order has been entered.

(e) This Agreement is subject to approval by the Board of Directors of US Airways and by the Board of Directors of Republic, such approvals to be obtained prior to the Effective Date.

(f) Republic's obligations under this Agreement are subject to its obtaining certification from the DOT as a commuter air carrier engaged in air transportation of persons and property pursuant to Part 298 of the DOT's Economic Regulations, by no later than July 1, 2003, provided that if Republic does not obtain such certification by August 1, 2003, then: (1) if Republic provides US Airways written notice of its inability to obtain such certificate at least sixty (60) days prior to July 15, 2003 as well as the date on which it expects to obtain such certificate, it shall pay US Airways a daily penalty of [
* ] for each day commencing August 1, 2003 until it obtains such certificate, such penalty not to exceed [ * ] in the aggregate, and; (2) if Republic does not provide US Airways written notice of its inability to obtain such certificate at least sixty (60) days prior to July 15, 2003, it shall pay US Airways a daily penalty of [ * ] for each day commencing August 1, 2003 until it obtains such certificate, such penalty not to exceed [ * ] in the aggregate, and; (3) if Republic has not obtained such certificate by October 1, 2003, US Airways shall have the right to terminate this Agreement by giving Republic written notice thereof, which termination shall be effective upon receipt of such notice, subject to the payment by US Airways to Republic of the expenses set forth in
Section 7.1(b)(iii) hereof unless such failure to obtain certification resulted principally from events within the direct control of Republic.


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(g) This Agreement is effective as of the Effective Date and Services provided hereunder will continue without interruption until ten (10) years from the in-service date of the last Aircraft (the "Termination Date") unless terminated on an earlier date pursuant to the provisions of this Article 7 of the Agreement.

(h) US Airways will have the right, at its sole option, to extend the term of this Agreement by three (3) years upon not less than twelve (12) months' written notice to Republic prior to the Termination Date.

(i) To accomplish an orderly termination of this Agreement, the parties agree that any termination of this Agreement shall be on an aircraft-by-aircraft basis with no more than three (3) Aircraft terminated hereunder each month, and, to the extent necessary, the parties agree to extend the term of this Agreement with respect to the Aircraft until all such Aircraft are terminated.

SECTION 7.2    REGULATORY CHANGES

In the event of any change in the statutes and/or regulations governing the provision of the Services to be provided pursuant to this Agreement that materially and adversely affects the economic value of this Agreement, taken as a whole, to either US Airways or Republic, or both, then the parties hereto will consult within thirty (30) days after any of the occurrences described herein in order to determine what, if any, changes to this Agreement are necessary or appropriate to preserve the essence of the Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such change or changes, or whether this Agreement should be canceled in light of the occurrences as described above, and such failure to reach agreement will continue for a period of thirty (30) days following the commencement of the consultations provided for by this Section 7.2, then this Agreement may be canceled by the party materially and adversely affected in such manner upon by providing the other party a minimum of ninety
(90) days written notice of such cancellation.

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SECTION 7.3    TERMINATION BY US AIRWAYS

US Airways may terminate this Agreement for cause, upon not less than ninety
(90) days written notice to Republic should any of the following conditions set forth in subparts (1) through (5) of this Section 7.3 occur during the term of this Agreement, subject to Republic's rights to cure such condition as set forth herein. After notice of termination is given, US Airways will meet with Republic for the purpose of resolving the conditions so occurring. Should such conditions not be corrected within ninety (90) days (or action taken to begin correcting the problem if correction cannot be completed within ninety (90) days), then the termination is effective. If the conditions are corrected (or all steps to remedy the situation were promptly taken if the correction cannot be completed reasonably within ninety (90) days), the termination notice shall be deemed rescinded. The conditions are:

(1) If Republic materially fails to perform or observe any material covenant or condition or agreement to be performed or observed by it, provided that if Republic breaches any payment obligation, US Airways shall have the right to terminate this Agreement on ten (10) days' prior written notice unless Republic has cured such breach prior to the expiration of such period; or

(2) During any six month performance measurement period, commencing with the performance measurement period January 1, 2004 to June 30, 2004 and continuing thereafter semi-annually, from January 1 to June 30 and from July 1 to December 31 of each calendar year, in which Republic operates [ * ] or more Aircraft in the Service for at least three months (a "Performance Measurement Period"), if Republic's flight completion factor falls below [ * ] for, other than for cancellations attributable to operational factors that are beyond the direct control of Republic (including, without limitation, weather, air traffic control, ground stops, or aircraft damage caused by US Airways personnel or contractors other than affiliates of Republic, or Acts of God) under this Agreement and excluding cancellations caused by any Performance Exception; or


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(3) If Republic's departures within [ * ] minutes of scheduled departure time falls below [ * ] for any Performance Measurement Period, excluding delays attributable to operational factors that are beyond the direct control of Republic (including, without limitation, weather, air traffic control, ground stops, taxi/parking delays, delays caused by US Airways personnel, or aircraft damage caused by US Airways personnel, or Acts of God) under this Agreement and excluding cancellations caused by any Performance Exception; or

(4) If Republic admits liability or is found liable for safety infractions (other than routine ministerial fines) by the Federal Aviation Administration which could reasonably be expected to lead to the suspension or revocation of Republic's operating certificate, or in US Airways' reasonable opinion, is not complying in any material respect with applicable safety and operational requirements; or

(5) If Republic does not comply with the applicable provisions of the "Jets for Jobs" protocol as ratified by US Airways ALPA on August 8, 2002, and as amended on December 13, 2002, or as subsequently amended, provided that US Airways provides Republic with any such amendments within [ * ] business days of execution, and further provided that Republic shall not be required to exert other than its [ * ] efforts to comply with any such further amendments.

SECTION 7.4    TERMINATION BY REPUBLIC

Republic shall have the right to terminate this Agreement on ninety (90) days prior written notice to US Airways should any of the following conditions set forth in subparts (1) and (2) of this Section 7.4 occur during the term of the Agreement, subject to US Airways' rights to cure such condition set forth herein:

(1) US Airways materially fails to perform or observe any material covenant or condition or agreement to be performed or observed by it under this Agreement, provided that if US Airways breaches any payment obligation, Republic shall have
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ten (10) days prior written notice unless US Airways has cured such breach prior to the expiration of such period, or

(2) If US Airways terminates the CAI Agreement for reasons other than due to a material breach or non-performance on the part of CAI, or

(3) If CAI terminates the CAI Agreement based upon a material breach or non-performance on the part of US Airways.

In the event of a termination of this Agreement by Republic pursuant to this
Section 7.4, Republic shall be entitled to an administrative claim in the same amount and manner as if a Termination Event had occurred.

SECTION 7.5    RETURN OF PROPERTY

Upon final termination of this Agreement, each party will, as soon as practicable, return any and all property of the other party to such other party.

ARTICLE 8      PERFORMANCE ADJUSTMENTS

SECTION 8.1    WEATHER ADJUSTMENT

If during any calendar quarter, the level of cancellations incurred by Republic, exclusive of cancellations caused by factors beyond the direct control of Republic (include ing, without limitation, weather, air traffic control, ground stops, or aircraft damage caused by US Airways personnel or contractors other than affiliates of Republic, or acts of God), exceeds more than [ * ] percentage points of scheduled Block Hours, then US Airways shall pay Republic sixty percent (60%) of the applicable average Block Hour rate for the calendar quarter for the cancelled hours over and above the [ * ] percent [ * ] level.


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SECTION 8.2    PERFORMANCE PLAN METRICS

Republic's operating performance for the fleet of Aircraft in the Service under this Agreement will be tracked by US Airways each day based upon the following metrics:

     FLEET LAUNCH: "Fleet Launch Percentage" is defined as the percent of the Aircraft departing within [ * ] minutes of the scheduled departure time on its first flight of the day, excluding delays and secondary delays attributable to operational factors that are beyond the direct control of Republic (including, without limitation, weather, air traffic control, ground stops, ground handling delays, or aircraft damage caused by US Airways personnel or contractors, other than affiliates of Republic, or acts of God) under this Agreement.

     ON TIME DEPARTURE PERCENTAGE: "On Time Departure Percentage" is defined as the percentage of Aircraft departures completed within [ * ] minutes of its scheduled departure time, excluding delays and secondary delays attributable to operational factors that are beyond the direct control of Republic (including, without limitation, weather, air traffic control, ground stops, ground handling delays, or aircraft damage caused by US Airways personnel or contractors, other than affiliates of Republic, or acts of God) under this Agreement.

     COMPLETION PERCENTAGE: Completion Percentage" is defined as the percentage of scheduled Aircraft departures completed, excluding cancellations and secondary cancellations attributable to operational factors that are beyond the direct control of Republic (including, without limitation, weather, air traffic control, ground stops, ground handling delays or aircraft damage caused by US Airways personnel or contractors, other than affiliates of Republic, or acts of God) under this Agreement.

Within sixty (60) days after the end of each calendar month during the term of this Agreement, US Airways will compute the metrics defined above and provide to Republic a summary statement showing the operating performance of Republic.


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SECTION 8.3    PERFORMANCE PLAN PENALTIES/INCENTIVES

(a) PERFORMANCE PENALTIES. If [ * ] or more of the following conditions are met for a performance metric over any [ * ] period commencing with the period
[ * ] and continuing thereafter [ * ], from
[ * ] and from [ * ] of each [ * ] in
which Republic operates [ * ] or more Aircraft in the Service for at least three months (a "Performance Measurement Period"), then Republic shall pay to US Airways [ * ] each calendar month until cured (i.e., until [ * ] of the performance metrics exceed the condition established below for such calendar month), unless the reason for such failure to meet such condition qualifies as a Performance Exception as defined in Section 8.3 below:

     (i)       Republic's Fleet Launch Percentage is less than [ * ] %;
     (ii)      Republic's On Time Departure Percentage is less than [ * ] %;
     (iii)     Republic's Completion Percentage is less than [ * ] %.

(b) PERFORMANCE INCENTIVES. If [ * ] of the following conditions are met for the performance metrics over any Performance Measurement Period, then US Airways shall pay to Republic [ * ] each calendar month that [ * ] such performance metrics are met.

     (i)       Republic's Fleet Launch Percentage is greater than [ * ] %;
     (ii)      Republic's On Time Departure Percentage is greater than [ * ] %;
     (iii)     Republic's Completion Percentage is greater than [ * ] %.

(c) Upon the fourth (4th) anniversary of this Fourth Amendment, the Measurement Period with respect to Section 8.2(a) or Section 8.2(b) above shall be amended from a [ * ] day period to a [ * ] day period.


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SECTION 8.4    PERFORMANCE EXCEPTIONS

A "Performance Exception" with respect to the a failure on the part of Republic to achieve the performance metrics of Fleet Launch Percentage, On Time Departure Percentage and Completion Percentage as defined in Section 8.3(a) and 8.3(b) shall be deemed to have occurred if any of the following conditions are met:

(a) A performance metric of the same or lesser magnitude (as measured on a percentage basis) was experienced by US Airways and/or other air carriers performing flying in the same or comparable (i.e., geographically similar) origin-destination points during the same time period and flying a similar number of cycles per day;

(b) The failure to achieve the performance metric is directly attributable to (i) a labor dispute, strike or slowdown, or (ii) the performance of one or more specific aircraft within the Aircraft (including FAA action) or one or more specific routes flown by the aircraft within the Aircraft, and such performance is caused by aircraft scheduling decisions made by US Airways or aircraft damage caused by US Airways personnel performing, or third party personnel contracted by US Airways to perform, ground support services related to this Agreement. In the event of such specific aircraft or route issue, Republic shall promptly notify US Airways in writing of the issue and each party shall promptly take steps to coordinate a commercially reasonable cure for such issue. In the event US Airways receives written notice of an issue within its control to correct, US Airways will promptly provide written notice to Republic of the date by which such issue is expected to be cured and will adjust Republic's affected performance metrics to the extent affected by such issue during the period prior to such cure taking effect.

ARTICLE 9      SERVICE MARK LICENSE FOR SERVICES PROVIDED PURSUANT TO THIS
               AGREEMENT

SECTION 9.1    GRANT OF LICENSE

US Airways hereby grants to Republic a nonexclusive, nontransferable license to use such US Airways Servicemarks as US Airways may designate from time-to-time in connection with the services to be rendered by Republic under this Agreement; PROVIDED, HOWEVER, that at any time during the term of this Agreement, US Airways may alter, amend or revoke the license hereby granted and require at US Airways' expense, if directed by US Airways, Republic's use of any new or different US Airways Servicemarks in conjunction with the air transportation services provided hereunder as US Airways may determine in the exercise of its sole discretion and judgment.

SECTION 9.2    TERMS AND CONDITIONS GOVERNING TRADEMARK LICENSE

(a) Republic hereby acknowledges US Airways' ownership of the US Airways Servicemarks, further acknowledges the validity of the US Airways Servicemarks, and agrees that it will not do anything in any way to infringe or abridge US Airways' rights in its Servicemarks or directly or indirectly to challenge the validity of the US Airways Servicemarks.

(b) Republic agrees that, in providing the Services contemplated under this Agreement it will not advertise or make use of the US Airways Servicemarks without the prior written approval of US Airways. US Airways will have absolute discretion to withhold its consent concerning any and all such advertising and use of the US Airways Servicemarks in advertising by Republic. In the event US Airways approves the use of such US Airways Servicemarks in any advertising, such advertising will identify US Airways as the owner of such servicemarks, and conform with any additional requirements specified by US Airways.

(c) To the extent that Republic is licensed to use the US Airways Servicemarks, they will only be used in conjunction with the Republic Services specifically covered by this Agreement and not in connection with any other businesses or activities of Republic or any other entity.

(d) Nothing in this Agreement will be construed to give Republic the exclusive right to use the US Airways Servicemarks, or to abridge US Airways' right to use and/or license its Servicemarks, and US Airways hereby reserves the right to continue use of the US Airways Servicemarks and to license such other uses of said Servicemarks as US Airways may desire.

(e) No term or provision of this Agreement will be construed to give Republic the exclusive right to use the US Airways Servicemarks. US Airways hereby reserves the right to continue use of the US Airways Servicemarks and to license such other uses of said Servicemarks as US Airways may desire.

(f) No term or provision of this Agreement will be construed to preclude the use of the Servicemarks "US Airways Express" or the aircraft exterior color decor and patterns by other individuals or entities not covered by this Agreement.

(g) Upon the cancellation or termination of this Agreement, the license and use of the US Airways Servicemarks by Republic will cease, and such use will not thereafter occur except as appropriate in any phase-out of service of this Agreement.

ARTICLE 10     FORCE MAJEURE

SECTION 10.1   FORCE MAJEURE

Notwithstanding anything to the contrary herein contained, it is agreed that either Party will be relieved of its obligations hereunder in the event and to the extent that performance hereof is delayed or prevented by any cause beyond its control and not caused by the Party claiming relief hereunder, including, without limitation, acts of God, public enemies, war, labor shortages, strikes, insurrection, acts or orders of governmental authorities, fire, flood, explosion, or riots or the recovery from such cause ("FORCE MAJEURE"), PROVIDED, HOWEVER, that the foregoing will not apply to the obligations of the parties under Article 6 or the obligations of US Airways to pay for the Republic Services as and to the extent provided under Article 5 of this Agreement.

SECTION 10.2   RESUMPTION OF SERVICE

Republic agrees that where relief is obtained under this provision to make its best efforts to resume Service. Republic further agrees to consult with and advise US Airways of any anticipated delay or failure, as soon as it becomes aware of such anticipated delay or failure or the possibility thereof, whether for FORCE MAJEURE or otherwise, and where applicable, to re-establish applicable timetables.

ARTICLE 11     NOTICES

Except where specified elsewhere in this Agreement, any and all notices, approvals or demands required or permitted to be given by the Parties hereto will be sufficient if made in writing and sent by certified mail, postage prepaid, overnight courier or delivered by hand. When sent by mail, such notices will also be sent by facsimile. Notices to US Airways will be addressed to:

US Airways, Inc.:                               Republic Airline Inc.:
S. Michael Scheeringa
Vice President - US Airways Express Division    President
US Airways, Inc.                                Republic Airline Inc.
2345 Crystal Drive                              [2500 S. High School Road]
Arlington, VA   22227                           [Indianapolis, IN   46251]

Telephone: (703) 872-7345                       [Telephone: (317) 484-6000]
Facsimile:  (703) 872-7312                      [Facsimile: (317) 484-6060]

with copies delivered at the same address       with copies delivered to:
to the attention of US Airways' General Counsel,
Facsimile:  (703) 872-5252                      Arthur Amron
                                                Principal and General Counsel
                                                Wexford Capital, LLC
                                                411 West Putnam Avenue
                                                Greenwich, CT  06830

                                                Telephone: (203) 862-7012

                                                Facsimile: (203) 862-7312

ARTICLE 12     INTENTIONALLY DELETED

ARTICLE 13     MISCELLANEOUS

SECTION 13.1   ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto unless subsequently amended in writing, executed by duly authorized representatives of both parties or their respective successors in interest.

SECTION 13.2   HEADINGS

Article titles and subheadings contained herein are inserted only as a matter of convenience and for reference. Such titles in no way define, limit, or describe the scope or extent of any provision of this Agreement.

SECTION 13.3   SEVERABILITY

If, for any reason, any portion of this Agreement will be deemed unenforceable or determined by a court of competent jurisdiction to be in violation of or contrary to any applicable statute, regulation, ordinance, order, or common law doctrine, then that portion will be of no effect. Nevertheless, the balance of the Agreement will remain in full force and effect as if such provision were never included.

SECTION 13.4   WAIVER

Except as otherwise specifically provided in this Agreement, a waiver by either Party of any breach of any provision of this Agreement, or either Party's decision not to invoke or enforce any right under this Agreement, will not be deemed a waiver of any right or subsequent breach, and all provisions of this Agreement will remain in force.

SECTION 13.5   ASSIGNABILITY

The Parties agree that this Agreement and the rights and obligations established hereunder, may not be assigned, in whole or in part, without the prior written consent of the other, where such consent will not be unreasonably withheld, except that US Airways may assign its rights, without any prior approval, to US Airways Group, Inc., or any subsidiary of that company, or any successor through merger, asset sale, operation of law or the like. Republic may assign its right to RJET, or any subsidiary of that company, or any successor through merger, asset sale, operation of law or the like with the prior written approval or US Airways, which shall not be unreasonably withheld. Any such assignment by Republic shall be to an entity in compliance with US Airways "Jets for Jobs" protocol as ratified by US Airways ALPA on August 8, 2002 and as amended on December 13, 2002, or as further amended before the date of such assignment, provided that Republic shall not be required to exert other than its commercially reasonable efforts to comply with any such further amendments. The parties recognize that US Airways is obligated to pay as a Pass Through Cost any additional cost incurred as a result of such compliance, and that Republic is obligated to reduce its Pass Through Costs to reflect any decrease in cost incurred. Notwithstanding any such assignment, the Parties agree that they will remain responsible for their financial obligations under this Agreement.

SECTION 13.6   GOVERNING LAW

This Agreement will be governed by, construed and enforced in accordance with the laws of the United States and the State of New York, as though the entire contract were performed in New York and without regard to New York's conflict of laws, rules, or statutes. The parties further agree that they consent to the jurisdiction of the Courts of New York or the federal courts located within the State of New York and waive any claim of jurisdiction or FORUM NON CONVENIENS.

SECTION 13.7   NO FRANCHISE

Nothing is this Agreement is intended to imply or confer upon the arrangements contemplated hereunder, any status as a "franchise" as recognized under any state law. Accordingly, no franchiser-franchisee relationship exists between US Airways and Republic as a result of this Agreement.

SECTION 13.8   ADDITIONAL US AIRWAYS RIGHTS

US Airways shall have the following rights in its sole discretion:

(a) On ninety (90) days prior written notice, to provide Aircraft Hull and Liability Insurance at the levels specified in Section 6.3 hereof and on terms otherwise reasonably acceptable to Republic, its lenders and aircraft lessors instead of paying Republic for such coverage;

(b) On twenty (20) days prior written notice, to pay fuel costs directly to the vendor instead of reimbursing Republic for fuel;

SECTION 13.9   REPUBLIC STOCK OPTIONS

Upon execution of this Agreement by Republic, Republic shall issue to US Airways options (the "Options") to purchase five percent (5%) of the common stock of Republic issued and outstanding on December 31, 2004 at an aggregate exercise price equal to five percent (5%) of the aggregate amount as determined by RJET of RJET's capital investment in Republic as of the date of exercise of the Options. Republic shall provide to US Airways documentation of such investments so that US Airways may reasonably verify the exercise price calculation prior to the date of exercise of the Options. The Options shall vest as follows: one-third (1/3) of the Options shall vest and become exercisable on December 31, 2004 and each December 31st thereafter through and including December 31, 2006. In the event this Agreement is terminated prior to December 31, 2006 for any reason other than material breach by Republic, all unvested Options as of the effective date of such termination shall be forfeited. Any vested Options may be exercised by US Airways at its discretion at any time within the earlier of (a) seven (7) years after the date that such Options become vested and (b) one (1) year after the termination of this Agreement, and if not exercised within such time period shall be forfeited. Republic (i) represents that RJET owns all of the outstanding stock of Republic, (ii) shall use its commercially reasonable efforts to cause RJET to provide US Airways with customary "tag-along" rights in connection with any liquidity event involving Republic capital stock, and (iii) shall provide US Airways with anti-dilution protections for the Options pursuant to an anti-dilution agreement that the parties will execute prior to January 16, 2003.

13.10 FINANCING AGREEMENT

The parties acknowledge that they have not entered into or reached agreement with respect to the financing of the Aircraft and that Republic shall not have any obligation to make any commitment with respect to the acquisition of any Aircraft until the parties enter into such agreement.

ARTICLE 14     CONFIDENTIALITY

SECTION 14.1   CONFIDENTIALITY OF AGREEMENT

The Parties agree that the terms of this Agreement and any other Confidential Information (as defined in Section 14.2 hereof) furnished hereunder will be treated as confidential and will not be disclosed to any other person or entity without the express written consent of the other party; provided that each party may, without the consent of the other party, disclose Confidential Information as expressly permitted below:

    (a) to directors, officers, employees, permitted assigns and agents of each party and their respective Affiliates (as defined in Section 14.4 or 14.5 hereof); or
    (b) to prospective financial institutions for the purposes of providing financing of Aircraft for; or
    (c) to subcontractors, auditors, accountants or legal and financial advisors of such party and its Affiliates; or
    (d) to such other parties as may be required by law, by government regulation or order, by subpoena or by any other legal process, including in connection with any SEC or other regulatory filing by the parties or their affiliates, including the filing of an S-1 registration statement and any related documents. In the event that a disclosure becomes necessary, as provided in this subclause (d) of this Section 14.1, each party shall consult and cooperate with the other party to limit (to the extent permissible) the scope and form of such disclosure. In the event of such disclosure required by law, only those portions of this Agreement required to be disclosed will be released. The disclosing party will make good faith efforts to minimize the portions to be disclosed and will seek confidential treatment by the receiving party or agency or any portions disclosed. In the event of one party being served a subpoena or discovery request, prior to responding to the subpoena or request, the party served will notify the other party, so that the other party will have an opportunity to contest, if it chooses to do so, the disclosure of the content of this Agreement.

SECTION 14.2   CONFIDENTIAL INFORMATION

"Confidential Information" means all restricted information having business value, regardless of the form in which it exists, including, without limitation, the terms of this Agreement, written documents, oral communications, recordings, videos, software, databases, business plans, and electronic/magnetic media, provided to or observed by either party pursuant to this Agreement, including information owned or provided by either party to the other party, except otherwise as expressly provided in Section 14.3 hereof. Each party agrees that it will maintain all Confidential Information in confidence using the same degree of care with respect to such Confidential Information as it uses in protecting its own proprietary information, and will use it solely for purposes of its own business operations in accordance with the terms hereof. Such Confidential Information will be distributed within each party's company only to personnel with a need to know such information for permitted purposes or in compliance with a court order or statutory or regulatory requirements; PROVIDED, HOWEVER, that prior to any such latter disclosure, the party shall inform all such persons of the confidential nature of the information, and that it is subject to this non-disclosure obligation, and shall further instruct such persons to treat such information confidentially. The parties expressly acknowledge and agree that the terms and conditions of this Agreement and any reports, invoices, or other communications between US Airways and Republic given hereunder or in connection herewith constitute Confidential Information of both parties.

SECTION 14.3   EXCLUSIONS FROM CONFIDENTIAL INFORMATION

Notwithstanding the foregoing, Confidential Information will not be considered confidential and each party and their respective Affiliates may disclose any item of Confidential Information without restriction in any of the following circumstances if such item:

    (a) is publicly available (either to the general public or to any relevant trade or industry) prior to either party's receipt of it from the other party hereto;
    (b) is thereafter made publicly available (either to the general public or to any relevant trade or industry) by another party hereto or by a third party which is entitled to make such item publicly available;
    (c) becomes available to either party hereto on a non-confidential basis from a source which has represented to such party that such source is entitled to disclose it; or
    (d) was known to either party hereto on a non-confidential basis prior to its disclosure to such party by another party hereto. The provisions of this
    Article 14 will survive any termination of this Agreement for a period of three (3) years.

SECTION 14.4   INFORMATION SHARED WITH US AIRWAYS GROUP, INC.

Notwithstanding anything to the contrary herein, Republic acknowledges and agrees that any Confidential Information shared or given to US Airways pursuant to this Agreement may be shared by US Airways on a confidential basis with US Airways Group, Inc., and US Airways Affiliates, where US Airways Affiliates is defined as subsidiaries of US Airways Group, Inc., each of which shall be deemed an "Affiliate" of US Airways for purposes of this Article 14.

SECTION 14.5   INFORMATION SHARED WITH RJET

Notwithstanding anything to the contrary herein, US Airways acknowledges and agrees that any Confidential Information shared or given to Republic pursuant to this Agreement may be shared by Republic on a confidential basis with RJET, Wexford Capital LLC ("Wexford") and entities that are wholly owned or controlled by RJET or Wexford, each of which shall be deemed an "Affiliate" of Republic for the purposes of this Article 14.

SECTION 14.6   RETURN OF DOCUMENTS

(a) Upon the reasonable request of either party, each party will immediately return to the other party, at its own expense, all documents of the requesting party and all copies of such documents in its possession or under the control either directly or indirectly of its agents. Each party acknowledges and agrees that the other party will have the right to exercise this right as many times as it deems necessary throughout the term of this Agreement.

(b) Upon termination of this Agreement, with or without cause and for any reason, each party shall, within ninety (90) days of such termination, either deliver to the other party, or destroy, all of such other party's Confidential Information (including copies thereof encoded or stored on magnetic or other electronic media or processors; PROVIDED, HOWEVER, that neither party shall be required to purge or destroy any Confidential Information for so long as such Confidential Information is reasonably necessary continued administration and operation of their respective programs or is reasonably necessary in connection with the resolution of any disputes which may have at the time arisen pursuant to the terms of this Agreement; PROVIDED, FURTHER, that any Confidential Information not purged or destroyed pursuant to the preceding proviso shall be purged or destroyed as soon as it is no longer reasonably necessary for continued administration or resolution of disputes.

SECTION 14.7   REMEDIES

Each party acknowledges and agrees that the party disclosing Confidential Information under this Agreement will have no adequate remedy at law if there is a breach or threatened breach of this Article 14 and accordingly, that the disclosing party shall be entitled to an injunction or other equitable or preventative relief against the other party or its representatives for such breach or threatened breach. Nothing herein shall be construed as a waiver of any other legal or equitable remedies which may be available to the disclosing party in the event of a breach or threatened breach of this Article 14 and the disclosing party may pursue any other such remedy, including the recovery of damages.

ARTICLE 15     DISPUTE RESOLUTION

SECTION 15.1   CERTAIN DISPUTES

Any dispute, difference, controversy or claim arising out of or relating to (i) a significant event that might affect or the adjustment of Per Block Hour Costs under Section 5.2(a), or (ii) payments to be made by Republic or US Airways under this Agreement, the breach or non-performance thereof shall first be attempted to be resolved by US Airways and Republic through mutual negotiations, consultation and discussions for a period of thirty (30) days.

SECTION 15.2   DISPUTE RESOLUTION PROCEEDINGS

In the event that the parties are unable to settle their differences or disputes which may arise between them under Section 15.1, above, then either party may submit such dispute ("Dispute") for binding arbitration with the following conditions:

    (a) the proceeding will be held before a panel of three arbitrators where each party will choose one arbitrator and the third will be selected jointly by the two appointed arbitrators and, where such agreement cannot be reached, by appointment of the Administrator of the American Arbitration Association or his or her designee;
    (b) except as modified by this Article, the Arbitration Rules of the American Arbitration Association will govern the arbitration;
    (c) the proceeding will be conducted in the State of New York;
    (d) the law and common Law of the United States and the State of New York will be applied without regard to New York conflict of laws statutes;
    (e) the proceeding will be closed except to the parties, their attorneys, representatives, witnesses and experts, all of whom must agree to maintain the confidentiality of the dispute;
    (f) the existence, proceeding and resolution of the Dispute will be kept confidential by the parties and will only be disclosed to parties and individuals with a need to know of its existence and who will agree to maintain confidentiality;
    (g) the arbitration will be binding upon the parties unless mutually agreed otherwise in writing; and
    (h) each party will be responsible for its own costs and expense incurred as a result of, or in connection with the arbitration, including the costs, fees, and expenses of its own representatives and designated arbitrator, in the proceeding, except that the costs of the third arbitrator will be shared jointly by the parties.

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

IN WITNESS WHEREOF, US Airways and Republic have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

REPUBLIC AIRLINE INC.                             US AIRWAYS, INC.


    /s/ Jay L. Maymudes                           /s/ N.Bruce Ashby
------------------------------             -----------------------------
By: Jay L. Maymudes                        By:    N. Bruce Ashby
Title: Vice President                      Title: Senior Vice President
                                                  Corporate Development

     /s/ Arthur Amron
------------------------------             -----------------------------
Witness: Arthur Amron                           Witness

EXHIBIT 2.1    IMPLEMENTATION SCHEDULE OF AIRCRAFT DEPLOYMENT

------------------------ --------------- -------------------------------

                          NUMBER OF          CUMULATIVE NUMBER OF
            DATE          AIRCRAFT                 AIRCRAFT
            ----          ---------          --------------------
          July, 2003        [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

            [ * ]           [ * ]                  [ * ]

           June, 2004       [ * ]                   20

Note: Aircraft  [ * ]  will be designated a Spare Aircraft


---------
* Confidential

EXHIBIT 2.1(a) SCHEDULE REQUIREMENTS

The weekly schedules for the Aircraft specified by US Airways must meet the following minimum and maximum schedule parameters.

                                                  MINIMUM        MAXIMUM
                                                  -------        -------
Scheduled Block Hours per Aircraft per Day         [ * ]          [ * ]
Scheduled Departures per Aircraft per Day          [ * ]          [ * ]
Available Seat Miles per Aircraft per Day          [ * ]          [ * ]

Note: the above minimum and maximum schedule parameters apply only to those Aircraft scheduled in revenue service, not to spare aircraft.

US Airways will meet the following criteria in devising the schedule:

1.  Aircraft Turn Times

For operations at US Airways designated hubs (for purposes of this Agreement only, Pittsburgh, Boston, Washington-National, New York LaGuardia, Charlotte, Philadelphia, and Dulles and any other hubs that US Airways may establish) the minimum turn time (defined as the time from Aircraft blocking to Aircraft unblocking) will be [ * ] minutes. For operations at a non US Airways hub, the minimum turn time will be [ * ] minutes.

2.  Aircraft Maintenance Requirements

During the period Republic operates up to [ * ] Aircraft, [ * ] Aircraft will be scheduled for overnight maintenance for a minimum period of [ * ] for [ * ] days each week. In addition, [ * ] Aircraft will be scheduled for [ * ] of continuous maintenance time each week beginning on Saturday afternoon. Once Republic operates a minimum of [ * ] Aircraft, [ * ] Aircraft will be scheduled for a minimum of [ * ] of overnight maintenance per Aircraft for [ * ] days per week. Once Republic operates a minimum of [ * ] Aircraft, [ * ] Aircraft will be scheduled for [ * ] of continuous maintenance time per Aircraft each week beginning on Saturday afternoon.


---------
* Confidential

3.  Maintenance Base

The schedule will allow for the establishment of a single maintenance base in [
* ] . On or before February 28, 2003, Republic shall designate one of such locations as the location for such maintenance base. Subject to mutual agreement, such agreement not to be unreasonably withheld by either party, the parties may either relocate such maintenance base or establish a second maintenance base such that maximum operational efficiencies are realized by the parties.

4.  Crew Overnights

The schedule will allow for single overnights of crews in outstations and will not require Republic to schedule any continuous duty overnights. Any additional costs associated with continuous duty overnights or high-speed overnights shall be for the account of US Airways and shall be invoiced separately by Republic as a pass through cost.

5.  Crew Bases

During the period Republic operates up to five (5) Aircraft, the schedule will allow for the establishment of [ * ] crew base for pilots and [ * ] crew base for flight attendants, and once Republic operates more than five (5) Aircraft, the schedule will allow for the establishment of up to [ * ] crew bases for pilots and [ * ] crew bases for flight attendants.

6.  Hub Arrivals/Departures

At least [ * ] of the scheduled flights will arrive at or depart from a US Airways designated hub as defined in Paragraph 1 above or the maintenance base selected by Republic as provided in Paragraph 3 above, or any other maintenance base that may have been established by the parties pursuant to Paragraph 3 above.

7.  Consent to Schedule Changes

To the extent that US Airways' schedule falls outside of the criteria set forth herein, US Airways shall request Republic to consent to such schedule and Republic shall not unreasonably withhold such consent provided that the schedule being requested will not impose additional costs upon Republic and/or make Republic's compliance with its performance requirements more difficult,


---------
* Confidential
further provided that US Airways shall have the right to reimburse Republic for such additional costs and/or adjust the performance criteria so that the immediately proceeding proviso shall no longer be applicable to the schedule request in question.

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

EXHIBIT 2.8    DIVISION OF RESPONSIBILITIES

(1) The parties will be responsible for providing, at their own cost, service and materials, as set forth below, Assignment of services and materials to categories will be according to generally accepted accounting principals and in keeping with Airline Industry Standard Functional Classifications as required for reporting Form 41 data to the Department of Transportation. Except as otherwise provided in Articles 4 and 5, the assignment of responsibility will be as follows:

     TO Republic              TO US AIRWAYS, INC.
     ---                      --------------------
5100 Flying Operations                     5500 Passenger Service1
5200 Direct Maintenance                    6200 Traffic Servicing
5300 Maintenance Burden2                   6300 Related to Traffic Servicing
6100 Aircraft Servicing3                   6500 Reservations and Sales
6300 Related to Aircraft Servicing         6600 Advertising and Publicity
6800 Related to Aircraft Operations        6800 Related to Passengers & Revenue
7000 Depreciation and Amortization         7000 Depreciation and Amortization
     related to aircraft and maintenance   related airport facilities and
     equipment                             ground facilities and equipment
7100 Transport Related Expenses            7100 Transport Related Expenses
     as they relate to the above           as they relate to the above
     referenced items                      referenced items

(2) Republic will be responsible for providing, fuel (into plane), airport landing fees, passenger catering, passenger liability insurance, and property tax. Republic will be fully reimbursed for these items (the "Pass Through Costs") as described in Section 5.4.

----------
(1) Except Flight Attendants which will be the responsibility of Republic
(2) Except Station Ground Equipment which will be the responsibility of US
Airways
(3) De-icing costs and overnight aircraft parking shall be the responsibility of US Airways

EXHIBIT 5.1

[ * ]


---------
* Confidential

Exhibit 7.1(b)

[ * ]


---------
* Confidential